As filed with the Securities and Exchange Commission on October 7, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

SIGMA DESIGNS, INC.
(Exact name of Registrant as specified in its charter)

California		94-2848099
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
1221 California Circle Milpitas, CA 95035
(Address, including zip code of Principal Executive Offices)
2001 Employee Stock Option Plan 2001 Employee Stock Purchase Plan (Full Title of the Plan)
Thinh Q. Tran Chief Executive Officer Sigma Designs, Inc. 1221 California Circle Milpitas, CA 95035 (408) 262-9003
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Mark A. Bertelsen, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value: Issuable under the 2001 Employee Stock Option Plan (the “Option Plan”) Issuable under the 2001 Employee Stock Purchase Plan (the “Purchase Plan”) Total	841,506 (2) 25,000 (4) 866,506	$10.56 (3) $ 8.98 (5)	$8,886,303.36 $224,500.00 $9,110,803.36	$1,045.92 $26.42 $1,072.34

(1)
This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)
This amount results from the automatic annual increase on the first day of the Company’s fiscal year of 841,506 shares to the shares of the Registrant’s Common Stock reserved for issuance under the Option Plan, which annual increase is provided for in the Option Plan.

(3)
Computed in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933. The estimated exercise price of $10.56 was computed in accordance with Rule 457 by taking the price obtained by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the Nasdaq National Market on October 6, 2005.

(4)
This amount results from the automatic annual increase on the first day of the Company’s fiscal year of 25,000 shares to the shares of the Registrant’s Common Stock reserved for issuance under the Purchase Plan, which annual increase is provided for in the Purchase Plan.

(5)
Computed in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933. The estimated exercise price of $8.98 was computed in accordance with Rule 457 by taking 85% of the price obtained by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the Nasdaq National Market on October 6, 2005.

This registration statement relates to the registration of additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the 2001 Employee Stock Option Plan and the 2001 Employee Stock Purchase Plan of Sigma Designs, Inc. is effective. Pursuant to General Instruction E of Form S-8, the contents of the earlier Registration Statement on Form S-8 filed June 29, 2001 (Registration No. 333-64234) are hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 7th day of October 2005.

SIGMA DESIGNS, INC.

By:	/s/ Thinh Q. Tran

Thinh Q. Tran President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thinh Q. Tran and Kit Tsui, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions that may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on this 7th day of October 2005 by the following persons in the capacities indicated:

Signatures	Title

/s/ Thinh Q. Tran Thinh Q. Tran	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)

/s/ Kit Tsui Kit Tsui	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

/s/ William J. Almon William J. Almon	Director

/s/ Julien Nguyen Julien Nguyen	Director

/s/ Lung C. Tsai Lung C. Tsai	Director

Index to Exhibits

Exhibit Number	Description

5.1	Opinion of counsel as to legality of securities being registered.

23.1	Consent of counsel (contained in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (see page 4).